Exhibit 99.1

EXTREME NETWORKS, INC.

FISCAL 2009 EXECUTIVE INCENTIVE BONUS PLAN

The following are the terms of the 2009 Executive Incentive Bonus Plan approved by the Compensation Committee of the Board of Directors of Extreme Networks, Inc. (the “Company”) on July 29, 2008 (the “Plan”).

A.	Purpose

1. The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers and all other officers of the Company for driving the Company to achieve specific corporate objectives.

2. The Plan provides for the payment of cash bonuses based upon the Company’s operating profit and revenue objectives. Payments under the Plan are subject to certain eligibility requirements.

B.	Eligibility

1. Those eligible to participate in the Plan are the Company’s executive officers and all other officers of the Company holding the title of vice president, other than the Company’s regional sales vice presidents (each, an “Officer” and collectively, the “Officers”).

2. Officers must be employed before the first day of the fourth fiscal quarter in order to be eligible to participate in the Plan.

C.	Determination of Bonus Amounts

1. The actual bonus of any Officer will be equal to the Corporate Achievement Percentage (as defined below), multiplied by such Officer’s Individual Bonus Percentage (as defined below), and multiplied by such Officer’s base salary.

2. The “Corporate Achievement Percentage” is based upon the Company’s achievement of fiscal 2009 operating margin objectives (after deducting all amounts payable under this Plan) and the Company’s fiscal 2009 revenue objectives, and may range from 0% (if minimum results are not achieved), to a maximum of 200%.

3. The “Individual Bonus Percentage” for each Officer is set as a percentage of base salary and varies based upon the Officer’s position and responsibilities. The Individual Bonus Percentage for each Officer under the Plan (except the SVP Sales) is as follows:

Name and Title	Individual Bonus Percentage
Mark Canepa, President and Chief Executive Officer	85%
Karen Rogge, Senior Vice President, Chief Financial Officer	60%
All Other Officers (other than the SVP Sales)	30% or 40%

The actual bonus of the Senior Vice President of Worldwide Sales (the “SVP Sales”) will be equal to the SVP Sales’ Corporate Achievement Percentage, multiplied by $78,000. The SVP Sales also is eligible to receive a commission-based cash bonus, which is separate from and not included in this Plan.

4. The Compensation Committee retains the right to modify the financial performance goals at any time based on changes in business conditions during the year and may grant bonuses to Officers even if the financial performance goals are not met.